EXHIBIT 10.1
SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS
     Whereas, IAH-JFK Airport Parking Co., L.L.C. instituted a civil action entitled IAH-JFK Airport Parking Co., L.L.C. v. Ampco System Parking, Inc., ABM Industries, Inc., ANDV 97, Inc., Antac, Inc. and American National Insurance Co., pending in the United States District Court for the Southern District of Texas, Houston Division as Civil Action No. H-04-0157 (“the Action”), seeking damages;
     Whereas, the parties to this Agreement wish to resolve and settle all disputes between them with respect to the Action and the facts underlying it;
     Now, therefore, in consideration of the mutual promises and covenants contained below and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, the parties agree as follows:
1. IAH-JFK Airport Parking Company, L.L.C. (hereinafter “PLAINTIFF”), and, by execution of this Settlement Agreement and Release of All Claims (hereinafter “AGREEMENT”), PLAINTIFF’S heirs, predecessors, successors, present or former owners, partners, agents, affiliates, attorneys, directors, insurers, reinsurers, officers, shareholders, employees, members, servants, trustees, executors, administrators and assigns, hereby release and forever discharge Ampco System Parking, ABM Industries Incorporated, their present or former servants, agents, employees, partners, owners, shareholders, officers, predecessors, successors, assigns, subsidiaries and affiliates, insurers, reinsurers and attorneys, individually and collectively, (hereinafter “DEFENDANTS”) of and from any and all claims, causes of action, demands, damages, loss, liability, costs, fees, amounts due or expenses of whatever kind or nature, whether or not previously asserted, known or unknown, arising out of, or in any way connected with, resulting from, or otherwise related to the Action or the facts underlying the Action (hereinafter “CLAIMS”).
2. Without limiting the provisions of this AGREEMENT, the foregoing release specifically includes, but is not limited to, a complete release of any causes of action for breach of contract, breach of fiduciary duty, fraud, constructive fraud, breach of the duty of good faith and fair dealing, violation of any state or federal statutory provision (including, but not limited to the Deceptive Trade Practices Act and any other statute or law), failure to investigate, negligence, negligence per se, gross negligence, strict liability, intentional tort, conspiracy, fraud, or breach of any other statutory, contractual, common law, or other duties of any type or nature whatsoever on the part of Defendants, and any actual or compensatory damages, special damages, punitive damages, mental anguish, attorneys’ fees, and any other damages or expenses arising out of or in any way connected to the facts, incidents, transactions, omissions and occurrences giving rise to the Action or its subject matter, an/or any other matter directly or indirectly arising from or in any other way related to the acts or omissions of any party to this Agreement, whether or not now known or asserted.
3. As part of this settlement, DEFENDANTS shall wire transfer the total amount of $6,250,000.00 (Six Million Two Hundred Fifty Thousand Dollars and No Cents) to counsel for PLAINTIFF. The receipt of funds from DEFENDANTS shall be a condition subsequent to this AGREEMENT.

4. In addition, DEFENDANTS agree to reimburse PLAINTIFF, as a cost of preparing for the trial, the amount of $25,000.00 (Twenty-five Thousand Dollars and No Cents). DEFENDANTS agree to pay $25,000.00 to Judge Paul Ferguson as a mediation fee on behalf of both parties.
5. PLAINTIFF agrees to execute this AGREEMENT on or before February 15, 2006, after which DEFENDANTS agree to make the payments to PLAINTIFF referenced in paragraphs 3 and 4 on or before Tuesday, February 21, 2006. Payment will be wired to <REDACTED>. If DEFENDANTS fail to make the payments to PLAINTIFF referenced in paragraphs 3 and 4 on or before Tuesday, February 21, 2006, then interest shall accrue on the unpaid amount at the prime rate as of the date of execution of this AGREEMENT.
6. PLAINTIFF hereby authorizes the dismissal with prejudice of the Action, including all past, present and future causes of action arising out of or related to the CLAIMS, and PLAINTIFF will promptly take action to effectuate such dismissal upon its receipt of the funds described in paragraphs 3 and 4.
7. For purposes of clarity and not limitation, this is a full and final release applying to all past, present and future, known and unknown, anticipated and unanticipated injuries or damages arising out of said the CLAIMS, as well as to those injuries or damages not known or disclosed. The PLAINTIFF expressly waives all rights or benefits, which the PLAINTIFF now has or in the future may have under statutory or non-statutory law including section 1542 of the Civil Code of the State of California, or any successor statute thereto, or any similar provision of the statutory or non-statutory law of any other jurisdiction. The PLAINTIFF understands that said section provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
8. The PLAINTIFF will indemnify and save harmless DEFENDANTS from any loss, liability or expense arising from the assertion by any party or stranger hereto of any claim or claims connected with the subject matter of this AGREEMENT, and from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation herein by the PLAINTIFF.
9. No part of this Agreement or any action on the part of any DEFENDANT in resolving this matter shall be considered or shall constitute an admission by either DEFENDANT of any wrongful conduct or that any party was at any time entitled to relief for any action or conduct of either DEFENDANT.
10. This Agreement is entered into in the State of Texas, and it shall be interpreted in accordance with and governed in all respects by the laws of the State of Texas, without regard to conflict of laws principles. Any action to enforce this Agreement shall be brought solely in any court of competent jurisdiction located in Harris County, Texas. In the event any claims or disputes arise between the parties related to this AGREEMENT, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred.
11. This AGREEMENT contains the entire agreement between the parties hereto and supersedes any prior oral or written agreements or understandings between the parties. PLAINTIFF has not relied on any representations, understandings, promises, agreements, or warranties not contained in this AGREEMENT, and it specifically disclaims any such reliance. The terms of this AGREEMENT are contractual and not a mere recital.
12. No breach of any provisions or condition of this Agreement may be waived unless in writing and signed by the waiving Party. Waiver of any breach of any provisions or condition hereof shall not be deemed to be a waiver of any other breach of the same or other provisions or conditions contained herein.
13. This AGREEMENT shall not be amended or revised except in writing signed by all parties. PLAINTIFF agrees that there shall be no presumption against drafter of this AGREEMENT. PLAINTIFF acknowledges that it is entering into this AGREEMENT voluntarily.
14. Each of the Parties represents and warrants that it is under no legal impediment to the entry into and confirmation of this Agreement. The individuals signing below on behalf of the Parties designated represent by their signatures that they have full authority to sign on behalf of the entity or individual listed below. The Parties hereby represent and warrant that they have not sold, transferred, or assigned their claims or defenses released, discharged, terminated or disclaimed through this Agreement, to any other person or entity prior to executing this Agreement. In the event of such sale, transfer or assignment of any claims or other matters herein released, discharged, terminated or disclaimed herein, the selling/transferring/assigning Party agrees to indemnify and hold harmless the other Party from and against any liability or loss, and for any cost or expense, including attorneys’ fees, or judgment or settlement arising out of or occasioned by any such sale, transfer or assignment.
15. PLAINTIFF’s authorized representative declares that he has read the foregoing Settlement Agreement and Release of All Claims, has had the opportunity to have the same explained by PLAINTIFF’s attorney. PLAINTIFF understands and agrees to each and every one of the terms of this AGREEMENT.
16. This Agreement may be executed in counterparts and will become effective and binding at such time as all parties have signed this Agreement. The parties may evidence the execution of this Agreement by transmitting to each other a signed facsimile of this Agreement. If the parties evidence their agreement by such counterparts, then each party will provide the other with a fully executed original of the Agreement within a reasonable time following its execution.

___/s/ G. Phillip Albright_________(Signature)
by: G. Phillip Albright (Name),
Managing Partner(Title)	For: PLAINTIFF IAH-JFK Airport Parking Co., L.L.C.

DATED:2/15/06_________________

___/s/ Linda S. Auwers___________(Signature)

Senior Vice President(Title)	by: Linda S. Auwers (Name), For: DEFENDANT ABM Industries, Inc.

DATED:2/15/06_________________

___/s/ Linda S. Auwers___________(Signature)

Secretary(Title)	by: Linda S. Auwers (Name), For: DEFENDANT Ampco System Parking, Inc.

DATED:2/15/06_________________